SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


           Pursuant to Section 13 or 15(d) of The Securities Exchange
                                  Act of 1934.


                               September 29, 1999
                Date of Report (Date of earliest event reported)


                          INTERWEST HOME MEDICAL, INC.
             (Exact name of Registrant as specified in its charter)


               Utah                 0-14189               87-0462042
     ------------------------  -------------------    ------------------
      State of Incorporation   Commission File No.       IRS Employer
                                                      Identification No.


                               235 East 6100 South
                            Salt Lake City, UT 84047
                    (Address of principal executive offices)

                                 (801) 261-5100
                         (Registrant's telephone number)

Item 2.  Acquisition or Disposition of Assets

General

      Interwest Home Medical, Inc's. (the "Company") revenue and income are derived from the sale and rental of the home medical equipment and services. The Company's products and services include home oxygen and respiratory care services, home medical equipment, supplies, and rehabilitation products and services.

      On August 5, 1999, the Company entered into an Asset Purchase Agreement (the "Agreement") to purchase the business and substantially all of the assets (the "Assets") related to the Denver, Colorado operations of HealthCor Holdings, Inc. ("HealthCor"). The sellers of the assets included HealthCor and two of its affiliated companies. HealthCor is currently in a bankruptcy reorganization and the Agreement, and the closing of the sale of the Assets, were approved by the order of the United States Bankruptcy Court, For the North District of Texas, Dallas Division on September 21, 1999.

      The sale and purchase of the assets as agreed to in the Agreement closed on September 29, 1999. The sale was effective as of August 1, 1999.

Additional Information

      The description contained herein of the sale and purchase of the Assets, the Assets Purchase Agreement and other related agreements is qualified in its entirety by reference to the Asset Purchase Agreement attached hereto as an exhibit.

      Purchase Price. The total purchase price paid by the Company for the Assets was $4,100,000. The Company paid $3,700,000 of the purchase price in cash. The remaining $400,000 was paid by delivery of a Promissory Note. The Note is payable in full on March 29, 1999. The Note is secured by the Assets.

     Representations   and   Warranties.   The   Agreement   contains   standard
representations and warranties by the parties.

      Non- Competition. As a condition to the closing of the Agreement, the sellers entered into a Non-Competition Agreement pursuant to which they agreed not to engage, directly or indirectly, in the home medical equipment and durable medical equipment business in the State of Colorado for a period of five years from the closing of the Agreement.

Item 7. Financial Statements and Exhibits

      (a) Financial Statements. No financial statements are required to be filed in connection with the acquisition reported on in this Form 8-K.

      (B) Exhibits. Attached hereto is a copy of the executed Asset Purchase Agreement. All schedules and exhibits thereto have been omitted.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: October 11, 1999             INTERWEST HOME MEDICAL, INC..



                                    By /s/ James E. Robinson
                                           James E. Robinson, President